Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2014 Results and Announces a 2% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (November 5, 2014) - CrossAmerica Partners LP (NYSE: CAPL) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter ended September 30, 2014 and announced that the Board of Directors of its general partner approved a 2% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.09 per unit ($0.5225 per quarter) to $2.13 per unit ($0.5325 per quarter).

In the Third Quarter of 2014, the Partnership:

•	Distributed 269.4 million gallons of fuel compared to third quarter 2013 volume of 160.5 million gallons of fuel, a 67.9% increase.

•	Generated gross profit from fuel sales of $21.6 million compared to third quarter 2013 gross profit from fuel sales of $11.7 million, an 85.4% increase.

•	Generated net rental income (rent income minus rent expense) of $5.6 million compared to third quarter 2013 net rental income of $6.4 million, a 13.2% decrease.

•	Generated EBITDA and Adjusted EBITDA of $16.9 million and $18.7 million, compared to third quarter 2013 EBITDA and Adjusted EBITDA of $12.8 million and $14.2 million, respectively, representing a 32.1% and 32.4% increase over the prior year.

•	Generated Distributable Cash Flow of $13.6 million or $0.70 per weighted average common unit on a diluted basis compared to third quarter 2013 Distributable Cash Flow of $10.0 million or $0.66 per common unit, a 5.7% increase over the prior year.

•	Issued 4.14 million units at $33.99 per unit in a follow-on equity offering, generating net proceeds to the Partnership of approximately $135.0 million

•	Increased the size of its credit facility by $100 million and amended certain provisions of its credit agreement in connection with the acquisition of its general partner by CST Brands, Inc. (“CST”)

•	Declared a third quarter distribution of $0.5325 per unit, a 2% increase in the Partnership’s distribution rate from the second quarter of 2014.

Third Quarter 2014 Results

Net income for the third quarter of 2014 totaled $4.2 million or $0.21 per weighted average common unit on a diluted basis. For the quarter, EBITDA totaled $16.9 million, Adjusted EBITDA totaled $18.7 million and Distributable Cash Flow amounted to $13.6 million or $0.70 per weighted average common unit on a diluted basis. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“Our results this quarter reflect the continued strength of the operating environment from the second quarter. We were also successful during the quarter with our capital raising activities, positioning the Partnership’s balance sheet to support future growth,” said President and CEO Joe Topper. “In addition, I am pleased to again announce another distribution increase this quarter, our sixth distribution increase in the seven full quarters in which we have been public,” Topper added.

Total revenue amounted to $832.7 million for the quarter ended September 30, 2014, consisting of $793.0 million of revenues from fuel sales, including revenues from fuel sales to affiliates, $10.8 million of rent income, including rent income from affiliates, and $28.6 million of revenues from food and merchandise sales associated with the assets from the Petroleum Marketers, Inc. (“PMI”) acquisition. During the quarter, we wholesale distributed 244.6 million gallons of fuel at an average selling price of $2.835 per gallon and at an average wholesale gross margin of $0.078 per gallon, resulting in a wholesale gross profit of $19.2 million. During the quarter, we retail distributed 46.5 million gallons at an average selling price of $3.412 per gallon and at an average retail net margin of $0.053 per gallon, resulting in a retail gross profit of $2.5 million. Total gross profit from motor fuels for the quarter was $21.6 million. During the quarter, the Partnership made $7.4 million in gross margin from the sale of food and merchandise.

For the quarter ended September 30, 2013, the Partnership wholesale distributed 160.5 million gallons of fuel at an average selling price of $2.982 per gallon and an average margin of $0.071 per gallon, resulting in a gross profit of $11.4 million. The Partnership began retail fuel operations during the third quarter of 2013. For the third quarter of 2013, the Partnership retail distributed 4.8 million gallons at an average selling price of $3.563 per gallon and at an average retail net margin of $0.048 per gallon, resulting in a gross profit of $0.2 million. In the third quarter of 2013, the Partnership recorded $10.1 million in rent income. The Partnership did not have food and merchandise operations in the third quarter of 2013.

The increase in total gross profit from fuel sales for the third quarter of 2014 relative to 2013 was due to both the increased volume in the quarter and the higher wholesale fuel margin in the quarter. The increased fuel volume for the quarter is primarily due to the acquisitions that have been completed since the third quarter of 2013 offset by certain marketplace volume declines and the closure of certain sites. Wholesale fuel margin per gallon for the quarter was approximately 10% higher relative to the third quarter of 2013. On a sequential basis, wholesale fuel margin per gallon improved by approximately 19% relative to the second quarter of 2014. The sequential increase in fuel margin was driven by the favorable pricing environment during the quarter and, to a lesser extent, an increase in certain fuel supplier incentive payments. The Partnership’s supply agreement with Lehigh Gas-Ohio, LLC (“LGO”) provides for variable rate pricing. As previously announced, during the third quarter of 2014, the Partnership effectively priced the fuel supply to LGO on a fixed priced basis. Subsequent to the end of the third quarter of 2014, the Partnership formally amended the supply agreement with LGO to convert the pricing from variable to fixed rate pricing going forward. As a result, the Partnership expects that its wholesale fuel margin will be less variable than it has historically been due to the change in pricing with LGO under the supply agreement.

In the retail segment, the retail margin per gallon for the quarter was approximately 12% higher relative to the retail margin per gallon in the third quarter of 2013. On a sequential basis, the retail margin per gallon improved by approximately 3% relative to the second quarter. The retail segment fuel gross profit increased relative to last year due to both the increase in retail fuel margin and the increase in overall gallons distributed as a result of acquisitions completed since the third quarter of 2013. The increase in rent income for the third quarter of 2014 relative to 2013 was due to the increased rent from acquisitions completed since the third quarter of 2013 offset by the decrease in rent associated with lease terminations as a result of the purchase of the commission class of trade sites from LGO in the third quarter of 2013 and certain sites that have been divested.

Total expenses amounted to $824.3 million for the quarter ended September 30, 2014, including rent expense of $5.3 million, operating expenses of $11.2 million, depreciation and amortization of $8.3 million, and selling, general and administrative expenses of $7.0 million. The rent expense for the quarter includes a $0.2 million gain related to the termination of certain leases in the Getty portfolio. Included in selling, general and administrative expenses for the quarter is $0.1 million in acquisition expenses related to acquisitions that closed in the previous quarter. For the quarter ended September 30, 2013, total expenses amounted to $483.1 million, including rent expense of $3.7 million, operating expenses of $1.3 million, depreciation and amortization of $5.2 million and selling, general and administrative expenses of $4.6 million.

The increase in rent expense for the quarter is primarily due to the increased leased site count for the quarter as a result of acquisitions completed since the third quarter of 2013, primarily driven by the PMI acquisition. The increase was offset to a limited extent by the termination of certain leased sites that occurred since the third quarter of 2013. Overall, net rental income decreased relative to the third quarter of 2013 primarily due to the increased lease expense of the leasehold sites in the PMI portfolio, which was not offset by increased rent income from the sites since the Partnership operates the sites directly and does not lease the sites to a third party as it has done in previous acquisitions. Operating expenses increased by $9.9 million for the quarter relative to 2013 primarily due to the direct store level operations of PMI that are now in the Partnership and the additional maintenance associated with the increase in the number of sites owned or leased as a result of acquisitions completed since the third quarter of 2013. Selling, general and administrative expenses increased by $2.4 million in the third quarter of 2014 relative to 2013. The increase was due to the previously announced change in the Partnership’s management fee structure under the Omnibus Agreement and an increase in equity based compensation expense.

Acquisition and Financing Activity

Acquisition Activity

On October 1, CST completed its acquisition of the general partner of the Partnership. Concurrent with the closing of the transaction, the Partnership changed its name to CrossAmerica Partners LP.

As previously announced, subsequent to the quarter, the Partnership acquired 23 fee sites in connection with the joint acquisition of Nice N Easy Grocery Shoppes (“Nice N Easy”) with CST. In addition to the real estate assets, the Partnership also acquired certain wholesale fuel supply related assets. The Partnership will lease the acquired real estate to CST and provide wholesale fuel supply to 24 Nice N Easy sites under long term agreements. The total consideration paid for the assets was $65 million. The Partnership funded the transaction through funds available under its credit facility. The total consideration paid by the Partnership, along with the rental and wholesale fuel supply agreements, is subject to review and adjustment by the Conflicts Committee of the Partnership and the Executive Committee of CST.

Financing Activity

The Partnership closed on a follow-on equity issuance on September 19, 2014. CAPL sold a total of 4.14 million common units at $33.99 per common unit in the transaction, inclusive of the full exercise of the underwriters’ over-allotment option, generating net proceeds to the Partnership of approximately $135.0 million. The Partnership used the proceeds to repay borrowings under the Partnership’s credit facility.

On September 30, 2014, the Partnership entered into an amendment to its credit agreement. Among other items, the amendment increased the size of the credit facility by $100 million to $550 million, modified certain terms and definitions to reflect the acquisition of the general partner of the Partnership and modified certain terms and definitions to allow for acquisitions of property and assets from CST. A more detailed description of the amendment to the credit agreement may be found in the Form 8-K filed on October 3, 2014 with the Securities and Exchange Commission.

As of September 30, 2014, the Partnership had $145.6 million in outstanding borrowings under its credit facility. The Partnership had a notional $388.1 million available for borrowing, net of outstanding borrowings and letters of credit.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 2% increase in the Partnership’s cash distribution per unit from the current annual rate of $2.09 per unit ($0.5225 per quarter) to $2.13 per unit ($0.5325 per quarter). The distribution represents an annual distribution rate of 6.0% based on the Partnership’s common unit closing price on November 4, 2014 of $35.25. The third quarter distribution is payable on November 26, 2014 to all unitholders of record as of November 17, 2014. In reviewing its distribution policy, the Board determined that it will continue to evaluate the Partnership’s distribution each quarter.

Third Quarter Earnings and Transaction Overview Call

The management team of the Partnership will hold a conference call on Thursday, November 6, 2014 at 10:00 AM ET to discuss the Partnership’s quarterly results. The dial-in information for the call is:

Live Dial-in Information:

Primary Dial-in #:	800.774.6070
Secondary Dial-in#:	630.691.2753
Participant Passcode:	6705950#
Preregistration:	No

Replay Dial-in Information

Available From:	11/6/2014 1:30 PM ET
Available To:	11/13/2014 11:59 PM ET
Primary Dial-in #:	888.843.7419
Secondary Dial-in #:	630.652.3042
Participant Passcode:	6705950#

About CrossAmerica Partners LP

CrossAmerica Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America. Formed in 2012, CrossAmerica Partners distributes fuel to approximately 1,100 locations and owns or leases approximately 650 sites in sixteen states: Pennsylvania, New Jersey, Ohio, Florida,

New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, Illinois, Indiana, West Virginia and Virginia. The Partnership is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.crossamericapartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

CrossAmerica Partners LP

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, which may include, but are not limited to, statements regarding the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements. The forward-looking statements are based upon the Partnership’s current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Partnership’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Partnership on its website or otherwise. The Partnership does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 10, 2014 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

CrossAmerica Partners LP

Consolidated Statements of Operations

($ in thousands, except per unit amounts)

	Three Months Ended September 30, 2014 (unaudited)	Three Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2014 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)
Revenues:
Revenues from fuel sales	602,553	251,626	1,427,701	698,649
Revenues from fuel sales to affiliates	190,461	228,347	575,358	719,916
Revenues from food and merchandise sales	28,588	—	45,837	—
Rent income	5,797	4,167	16,743	11,352
Rent income from affiliates	5,032	5,938	15,544	19,287

Other revenues	311	496	771	1,427

Total revenues	832,742	490,574	2,081,954	1,450,631

Costs and expenses:
Cost of revenues from fuel sales	588,674	246,281	1,398,894	684,224
Cost of revenues from fuel sales to affiliates	182,702	222,021	556,213	700,756
Cost of revenues from food and merchandise sales	21,160	34	35,235	34
Rent expense	5,253	3,679	14,001	11,463
Operating expenses	11,151	1,286	19,890	3,219
Depreciation and amortization	8,335	5,212	21,518	14,915
Selling, general and administrative expenses	6,988	4,604	22,197	12,003
Loss (gains) on sales of assets, net	49	—	(1,484)	(47)

Total costs and operating expenses	824,312	483,117	2,066,464	1,426,567

Operating income	8,430	7,457	15,490	24,064
Interest expense	(5,162)	(3,349)	(12,901)	(10,233)
Other income, net	92	93	315	259

Income before income taxes	3,360	4,201	2,904	14,090

Income tax benefit	(803)	(723)	(4,579)	(60)

Net income	4,163	4,924	7,483	14,150
Net income attributable to noncontrolling interests	8	—	8	—

Net income attributable to partners	4,155	4,924	7,475	14,150

Incentive distribution right holders’ interest in net income	64	—	126	—

Limited partners’ interest in net income	4,091	4,924	7,349	14,150

	Three Months Ended September 30, 2014 (unaudited)	Three Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2014 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)

Limited partners’ interest in net income	4,091	4,924	7,349	14,150
Net income per common and subordinated unit – basic	$0.21	$0.33	$0.39	$0.94
Net income per common and subordinated unit – diluted	$0.21	$0.33	$0.39	$0.94
Weighted average limited partners’ units outstanding

Common units – basic	11,824,203	7,526,044	11,380,612	7,525,983

Common units – diluted	11,834,098	7,526,044	11,445,390	7,525,983

Subordinated units – basic and diluted	7,525,000	7,525,000	7,525,000	7,525,000

Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Three Months Ended September 30, 2014 (unaudited)	Three Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2014 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)
Revenues from fuel sales	602,553	251,626	1,427,701	698,649
Revenues from fuel sales to affiliates	190,461	228,347	575,358	719,916

Revenues from fuel sales - aggregate	793,014	479,973	2,003,059	1,418,565
Cost of revenues from fuel sales	588,674	246,281	1,398,894	684,224
Cost of revenues from fuel sales to affiliates	182,702	222,021	556,213	700,756

Cost of revenues from fuel sales - aggregate	771,376	468,302	1,955,107	1,384,980

Gross profit from fuel sales - aggregate (2)	21,638	11,671	47,952	33,585

Wholesale volume of gallons distributed (millions)	244.6	160.5	623.5	470.9
Wholesale selling price per gallon	$2.835	$2.982	$2.940	$3.010
Wholesale margin per gallon	$0.078	$0.071	$0.070	$0.071
Wholesale segment gross profit from fuel sales	19,180	11,441	43,540	33,355

Retail volume of gallons distributed (millions)	46.5	4.8	94.0	4.8
Retail selling price per gallon	$3.412	$3.563	$3.500	$3.563
Retail margin per gallon(1)	$0.053	$0.048	$0.047	$0.048
Retail segment gross profit from motor fuel(1)	2,470	230	4,461	230

Total gallons distributed (millions)	269.4	160.5	664.5	470.9
Total margin per gallon	$0.080	$0.073	$0.072	$0.071

Capital expenditures - maintenance	1,002	1,120	1,986	1,865
Capital expenditures - expansion	2,103	26,230	116,170	29,614

1.	The retail segment gross profit and margin per gallon is net of credit card and commission fees.
2.	The three and nine months ended September 30, 2014 includes a $(12) and $(49) impact from the elimination of the wholesale segment’s profit relating to the retail segment’s ending inventory.

Site Count

As of September 30, 2014, we distributed motor fuels to 1,079 sites in the following classes of business:

•	429 sites operated by independent dealers;

•	231 sites owned or leased by us and operated by LGO;

•	260 sites owned or leased by us and operated by lessee dealers;

•	72 sites owned or leased by us and operated by commission agents; and

•	87 sites owned or leased by us and operated by the Partnership

In addition, we distribute motor fuels to 18 sub-wholesalers who distribute to additional sites.

CrossAmerica Partners LP

Condensed Consolidated Balance Sheets

($ in thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	3,269	4,115
Accounts receivable, net	32,169	7,342
Accounts receivable from affiliates	20,428	16,558
Inventory	14,350	2,141
Assets held for sale	2,590	1,328
Other current assets	9,373	4,012

Total current assets	82,179	35,496

Property and equipment, net	344,196	288,729
Intangible assets, net	73,655	47,005
Deferred financing fees, net	7,922	5,743
Goodwill	29,716	9,324
Other assets	10,733	5,324

Total assets	548,401	391,621

Liabilities and equity
Current liabilities:
Long-term debt – current portion	26,302	51
Lease financing obligations – current portion	2,782	2,568
Accounts payable	41,759	20,567
Motor fuel taxes payable	9,743	7,186
Accrued expenses and other current liabilities	13,640	8,485

Total current liabilities	94,226	38,857

Long-term debt	146,445	173,509
Lease financing obligations	60,871	64,364
Other long-term liabilities	36,160	20,220

Total liabilities	337,702	296,950
Total equity	210,699	94,671

Total liabilities and equity	548,401	391,621

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

We use the non-GAAP financial measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets, gains or losses on the extinguishment of debt, equity-based incentive compensation, equity-based director compensation and certain other non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures net of any reimbursements and current income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property. EBITDA, Adjusted EBITDA and Distributable Cash Flow are also used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Three Months Ended September 30, 2014 (unaudited)	Three Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2014 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)

Net income	4,163	4,924	7,483	14,150

Plus:

Depreciation and amortization	8,335	5,212	21,518	14,915

Income tax benefit	(803)	(723)	(4,579)	(60)

Interest expense	5,162	3,352	12,901	10,241

EBITDA	16,857	12,765	37,323	39,246
Plus: Non-cash equity-based compensation expense	1,825	1,385	3,875	2,454
Less: Losses (gains) on sales of assets, net	49	—	(1,484)	(47)

Adjusted EBITDA	18,731	14,150	39,714	41,653

Computation of Distributable Cash Flow ($ in thousands)

	Three Months Ended September 30, 2014 (unaudited)	Three Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2014 (unaudited)	Nine Months Ended September 30, 2013 (unaudited)
Adjusted EBITDA	18,731	14,150	39,714	41,653
Less:
Cash interest expense	(4,150)	(2,698)	(10,515)	(8,228)
Maintenance capital expenditures	(1,002)	(1,120)	(1,986)	(1,865)
Current income tax expense	(24)	(364)	(89)	(1,036)

Distributable Cash Flow	13,555	9,968	27,124	30,524